Exhibit 99.1

Blueknight Announces Transformational $162 Million Sale of Crude Oil Business

Transaction Highlights

●	Strategically repositions Blueknight as a pure-play, downstream terminalling company focused on infrastructure and transportation end markets
●	Materially improves financial flexibility and pro forma leverage to approximately 2.0 times
●	Maintains annual coverage ratio of 1.2 times or greater on all distributions and strengthens stability of underlying cash flows
●	Expected to generate $1.5 to $2.5 million in additional annual corporate savings and reduce annual maintenance capital expenditures to $5.5 to $6.5 million

TULSA, December 21, 2020 -- Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) announced today that it has entered into multiple definitive agreements to sell its crude oil terminalling, pipeline, and trucking business segments for approximately $162 million in total cash consideration, including estimated crude oil linefill and inventory. Net proceeds, after transaction costs, will be used initially to reduce borrowings outstanding under the Partnership’s revolving credit facility and for general partnership purposes.

“This announcement represents a significant milestone as we transition Blueknight away from traditional oil and gas operations into a pure-play, downstream terminalling business focused on infrastructure and transportation end markets,” said Andrew Woodward, Chief Executive Officer. “We are excited about the financial flexibility to both materially improve our balance sheet and pursue future investment opportunities predicated on risk-adjusted returns while maintaining our long-term financial targets.”

“Pro forma for the transactions, Blueknight’s differentiated, asphalt terminalling business delivers an industry-leading, stable cash flow profile underpinned by long-term, take-or-pay contracts with a weighted average term of six years. Our leverage ratio is expected to be approximately 2.0 times initially, and our coverage ratio on all distributions is expected to be approximately 1.2 times or greater on an annual basis. We believe these transactions, coupled with our new and improved strategy, best position the Partnership for long-term growth and success,” added Woodward.

Woodward concluded, “I would also like to express my deepest thanks to all the employees who have supported these operations over the years and during this time of transition. On behalf of the entire organization, we sincerely appreciate all of your hard work and continued dedication.”

Transaction Details

Blueknight entered into a definitive agreement to sell its crude oil terminalling segment to Enbridge, Inc. (NYSE: ENB) for a purchase price of $132 million, subject to customary adjustments and excluding crude oil linefill and inventory. This segment includes approximately 6.6 million barrels of crude oil storage in Cushing, Oklahoma. The transaction is subject to Hart-Scott-Rodino review and closing is expected to occur within the next 60 days.

In addition, Blueknight entered into a separate definitive agreement to sell its crude oil pipeline business to subsidiaries of CVR Energy, Inc. (NYSE: CVI) for a purchase price of $20 million, subject to customary adjustments and excluding crude oil linefill and inventory. This business includes 604 miles of crude oil pipeline and approximately 0.3 million barrels of related crude oil storage located primarily in Oklahoma. The transaction is subject to customary terms and conditions and closing is expected to occur within the next 45 days.

Consideration for crude oil linefill and inventory is estimated in accordance with market-based valuation formulas set forth in each of the respective agreements and is subject to change at closing.

Lastly, Blueknight entered into a definitive agreement to sell its crude oil trucking business to an undisclosed buyer, subject to customary adjustments.

Advisors

Simmons Energy | A Division Of Piper Sandler is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Blueknight. Sidley Austin LLP is serving as legal counsel to Enbridge, Inc. Baker Botts LLP is serving as legal counsel to CVR Energy, Inc.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 About Blueknight

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	604 miles of crude oil pipeline located primarily in Oklahoma; and
•	63 crude oil transportation vehicles deployed in Oklahoma and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil. Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

 Investor Contact:

Chase Jacobson, Blueknight Investor Relations

(918) 237-4032

investor@bkep.com